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Exhibit 12

GTE California Incorporated and Subsidiary

STATEMENTS OF THE CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES
(Thousands of Dollars)


                                                                              Years Ended December 31,
                                               -------------------------------------------------------------------------------------
                                                  1997           1996           1995          1994           1993(a)         1993
                                               ----------     ----------     ----------     ----------     ----------     ----------
Net earnings available for fixed charges:

  Income before extraordinary charges          $  642,764     $  515,838     $  342,861     $  500,286     $  476,088     $  148,688
  Add - Income tax expense                        390,548        329,326        235,534        339,585        312,432        107,932
        - Fixed charges                           124,303        119,737        133,635        131,761        144,729        144,729
                                               ----------     ----------     ----------     ----------     ----------     ----------

Adjusted earnings                              $1,157,615     $  964,901     $  712,030     $  971,632     $  933,249     $  401,349
                                               ==========     ==========     ==========     ==========     ==========     ==========

Fixed charges:
  Interest expense                             $  109,953     $  106,112     $  120,010     $  115,012     $  133,214     $  133,214
  Portion of rent expense
      representing interest                        14,350         13,625         13,625         16,749         11,515         11,515
                                               ----------     ----------     ----------     ----------     ----------     ----------

Adjusted fixed charges                         $  124,303     $  119,737     $  133,635     $  131,761     $  144,729     $  144,729
                                               ==========     ==========     ==========     ==========     ==========     ==========

RATIO OF EARNINGS TO FIXED
  CHARGES                                            9.31           8.06           5.33           7.37           6.45           2.77


(a) Results for 1993 exclude an after-tax restructuring charge of approximately $304.4 million for the implementation of a re-engineering plan and a one-time after-tax charge of approximately $23 million related to the enhanced early retirement and voluntary separation programs offered to eligible employees in 1993.